UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2012

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard

6th Floor

Atlanta, Georgia 30319

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition of Assets.

On April 2, 2012, Ocwen Financial Corporation (“Ocwen” or the “company”) completed its acquisition of certain mortgage servicing rights (“MSRs”) and related assets from Saxon Mortgage Services, Inc. (the “Seller”). These transactions and related transactions (herein referred to as the “Saxon Transaction”) were announced on Ocwen’s Current Report on Form 8-K dated October 24, 2011 (the “Prior 8-K”). The Saxon Transaction resulted in the acquisition by Ocwen of an MSR portfolio of approximately $22.2 billion in unpaid principal balance (“UPB”) of securitized agency and non-agency residential mortgage loans, approximately $9.9 billion of which Ocwen had previously subserviced for the Seller. The Saxon Transaction also includes the company’s acquisition of the Seller’s subservicing agreements relating to approximately $2.7 billion in UPB of agency and non-agency residential mortgage loans.

The base purchase price for the Saxon Transaction was $73.8 million, which was paid in cash by Ocwen at closing. To finance the Saxon Transaction, Ocwen utilized a combination of cash on hand, cash generated through operations, the net proceeds from a public offering of common stock on November 9, 2011, and two new servicing advance facilities with Wells Fargo Bank, N.A. and Credit Suisse AG to borrow approximately $832.5 million against the approximately $1,206.8 million in servicing advances associated with the acquired MSRs.

The purchase agreement for the Saxon Transaction was amended subsequent to the filing of the Prior 8-K so that the company acquired the Seller’s servicing business and assets, including substantially all of its MSR portfolio and subservicing agreements and certain other assets, rather than its stock and employees. As the company no longer expects to incur any material transition or shut down costs associated with the Saxon Transaction, the base purchase price increased from the estimated base purchase price of $59.3 million disclosed in the Prior 8-K. All approximations of UPB and servicing advances above are based on figures as of February 29, 2012, and the base purchase price may be further adjusted as these amounts are finalized as of the closing date.

As part of the Saxon Transaction, the Seller, its parent, Morgan Stanley, and Ocwen have agreed to certain indemnification provisions. Additionally, the Seller and Morgan Stanley agreed to retain certain contingent liabilities for losses, fines and penalties arising from claims by and/or settlements with government authorities and certain third parties relating to the Seller’s and its affiliates’ pre-closing foreclosure, servicing and loan origination practices. Further, the Seller, Morgan Stanley and Ocwen have agreed to share certain losses arising out of third-party claims in connection with the Seller’s pre-closing performance under its servicing agreements.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made in this Current Report on Form 8-K reflect the company’s current views with respect to future events and performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The company’s performance is also subject to factors identified in the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION
(Registrant)

Date: April 2, 2012	By:	/s/ Ronald M. Faris
Ronald M. Faris President & Chief Executive Officer (On behalf of the Registrant and as its principal executive officer)